Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Third Quarter Results

SYKESVILLE, MD – October 20, 2015 – Carroll Bancorp, Inc. (the “Company”) (OTCQB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced quarterly net income of $81,000, or $0.08 per diluted common share, for the quarter ended September 30, 2015 compared to net income of $117,000, or $0.21 per diluted common share, for the quarter ended September 30, 2014, a $36,000, or 31%, decrease. The Company earned $211,000, or $0.23 per diluted common share, for the nine months ended September 30, 2015 compared to net income of $273,000, or $0.54 per diluted common share, for the nine months ended September 30, 2014, a $62,000, or 23%, decrease.

As we continue our plan to expand our footprint into the Washington Metropolitan area and Howard County, net income was negatively impacted. Net income was lower than last year primarily by the compensation cost for two seasoned commercial lenders, a seasoned branch manager and supporting staff hired in late 2014 and in 2015 along with the provision for loan losses required for the additional loan growth. During the nine months ended September 30, 2015, the Bank has originated $34 million in new loans mostly due to the increase in our lending staff.

Net interest income increased during the three and nine months ended September 30, 2015, primarily as a result of the above mentioned loan growth, by $206,000 and $451,000, respectively, compared to the same periods ended September 30, 2014. Our net interest margin improved to 3.73% and 3.74%, respectively, for the three and nine months ended September 30, 2015 compared to 3.67% and 3.66%, respectively, for the three and nine months ended September 30, 2014. Average earning assets increased by $13.8 million for the nine months ended September 30, 2015 compared to the same period last year with all the growth attributable to increased loan balances. We anticipate that this growth trend will continue as we proceed with our strategic expansion plans.

The Company reported at September 30, 2015 total assets of $136.2 million, an increase of 20.7%, gross loans of $111.8 million, an increase of 24.2%, and total deposits of $105.2 million, an increase of 11.9%, compared to September 30, 2014. Compared to December 31, 2014, total assets increased by $20.3 million, or 17.5%, gross loans increased by $21.1 million, or 23.2%, and total deposits increased by $8.3 million, or 8.6%. Non-interest bearing and interest bearing checking balances increased by $3.0 million, or 27.6%, to $13.9 million compared to September 30, 2014 as we continue to focus on growth in relationship-based accounts and balances.

Nonperforming loans decreased to $201,000 at September 30, 2015 from $482,000 at September 30, 2014 while total nonperforming assets decreased to $254,000 at September 30, 2015 from $535,000 at September 30, 2014. Our past due loans increased to $1.1 million compared to $112,000 at September 30, 2014. The increase was primarily the result of a residential construction loan for $748,000 becoming past due. The Bank has significant equity in the underlying property.

“Loan growth generated by our Washington Metropolitan and Baltimore Banking Groups continued to be very strong in the third quarter. This growth is fueling new core banking relationships and enhancing our presence in our markets. We expect that our new Bethesda branch which celebrated its grand opening on October 15th will significantly enhance our ability to generate deposit growth in the future.” stated Russell J. Grimes, President and CEO of Carroll Bancorp.

Carroll Bancorp, Inc.’s common stock trades on the OTC Markets (www.otcmarkets.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

Forward-Looking Statements: The statements in this release that we anticipate that our current growth trend will continue as we proceed with our strategic expansion plans and the enhancement of our ability to generate deposit growth in the future as a result of the opening of our new Bethesda branch are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, deterioration in general economic conditions, particularly in our market areas, the impact of new governmental regulations, and technological changes within our industry, unexpected changes in interest rates and loan demand as well as in, deposit flows in our existing branches, and changes in consumer spending, borrowing and savings, as well as other risks and uncertainties as described in Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 000-54422), and in other filings we may make. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the towns of Eldersburg and Westminster in Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Financial Highlights

	At September 30,	At December 31,	At September 30,
(Dollars in thousands)	2015	2014	2014
Selected Financial Condition Data:	(unaudited)	(audited)	(unaudited)
Total assets	$136,223	$115,906	$112,864
Total loans	111,771	90,707	89,960
Allowance for loan losses	842	722	710
Deposits	105,195	96,905	94,046
Federal Home Loan Bank advances	14,500	8,000	8,000
Total stockholders' equity	16,205	10,750	10,558

Asset Quality Ratios:
Allowance for loan losses to total loans	0.75%	0.80%	0.79%
Nonperforming loans to total loans	0.18%	0.53%	0.54%
Nonperforming assets to total assets	0.19%	0.46%	0.47%

Capital Ratios (bank level):
Total capital to risk-weighted assets	16.98%	14.80%	14.77%
Tier 1 capital to risk weighted assets	16.11%	13.83%	13.81%
Tier 1 capital to average assets	11.95%	9.15%	9.26%
Tangible equity to tangible assets	11.44%	8.92%	8.99%

	For the Three Months Ended			For the Nine Months Ended
(unaudited)	September 30,			September 30,
( Dollars in thousands, except per share data)	2015	2014	Variance	2015	2014	Variance
Selected Operating Data:
Interest and dividend income	$1,333	$1,127	$206	$3,751	$3,319	$432
Interest expense	161	161	-	473	492	(19)
Net interest income	1,172	966	206	3,278	2,827	451
Provision for loan losses	35	4	31	93	14	79
Net interest income after provision for loan losses	1,137	962	175	3,185	2,813	372
Noninterest income	51	44	7	143	154	(11)
Noninterest expense	1,051	820	231	2,993	2,537	456
Income before income tax expense	137	186	(49)	335	430	(95)
Income tax expense	56	69	(13)	124	157	(33)
Net income	$81	$117	$(36)	$211	$273	$(62)
Basic earnings per share	$0.09	$0.22	$(0.13)	$0.24	$0.55	$(0.31)
Diluted earnings per share	$0.08	$0.21	$(0.13)	$0.23	$0.54	$(0.31)

Select Financial Ratios (unaudited):
Return on average assets	0.25%	0.42%		0.23%	0.33%
Return on average equity	1.98%	4.44%		1.81%	3.70%
Interest rate spread	3.64%	3.60%		3.64%	3.60%
Net interest margin	3.73%	3.67%		3.74%	3.66%
Efficiency ratio	85.94%	81.16%		87.46%	85.12%
Noninterest expense to average assets	3.20%	2.96%		3.26%	3.11%
Average interest-earning assets to average interest-bearing liabilities	118.25%	111.52%		118.26%	110.28%